Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle continues double digit growth in third quarter

CHARLOTTE, NC - November 8, 2017 –

Third quarter 2017 highlights:

•	Third quarter net sales were $754.9 million, an increase of 15% over the prior year

•	Third quarter earnings were $118.7 million, or $1.06 per diluted share

•
Third quarter adjusted EBITDA was $209.4 million, an increase of 11% over the prior year; adjusted diluted earnings per share from continuing operations of $1.08, an increase of 19% over the prior year

•	Delivered double digit growth despite the impact of hurricane Harvey, which reduced adjusted EBITDA by $11 million and adjusted diluted earnings per share by $0.07

•	Announced technology innovation to increase efficiency of lithium extraction in Chile under existing pumping rates by 50% and requested related quota increase from CORFO

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except per share amounts	2017	2016	2017	2016
Net sales	$754,866	$654,010	$2,214,187	$1,980,548
Net income from continuing operations	$130,193	$114,512	$306,539	$428,334
Net income attributable to Albemarle Corporation	$118,670	$128,220	$273,216	$41,585
Adjusted EBITDA	$209,383	$188,329	$639,700	$570,833
Diluted earnings per share attributable to Albemarle Corporation	$1.06	$1.13	$2.43	$0.37
Non-operating pension and OPEB items(a)	(0.01)	—	(0.02)	—
Non-recurring and other unusual items(b)	0.02	(0.02)	0.84	(0.75)
Discontinued operations(c)	—	(0.20)	—	3.16
Adjusted diluted earnings per share from continuing operations(d)	$1.08	$0.91	$3.26	$2.78

See accompanying notes (a) through (d) to the condensed consolidated financial information and non-GAAP reconciliations.

Albemarle Corporation (NYSE: ALB) reported third quarter 2017 net sales of $754.9 million, earnings of $118.7 million and adjusted EBITDA of $209.4 million.

"In the third quarter, we delivered the seventh consecutive quarter of year over year revenue growth excluding divested businesses,” said Luke Kissam, Albemarle's Chairman, President and CEO. “Our revenue, adjusted EBITDA and adjusted diluted EPS grew by 15%, 11% and 19%, respectively, compared to third quarter of 2016. Lithium led the way and is now forecasted to grow adjusted EBITDA by over 50% versus 2016. Our Wave 1 expansion projects in lithium remain on schedule, and our work related to lithium yield improvements and exploration of new resources is producing preliminary results meeting our expectations."

Outlook

Based on our strong performance through the third quarter of 2017, we are increasing our guidance as outlined below:

	Previous Outlook	Current Outlook
Net sales	$2.90 - $3.05 billion	$3.00 - $3.05 billion
Adjusted EBITDA	$835 - $875 million	$860 - $875 million
Adjusted EPS (per diluted share)	$4.20 - $4.40	$4.40 - $4.50

Results

Third quarter 2017 earnings were $118.7 million, or $1.06 per diluted share, compared to $128.2 million, or $1.13 per diluted share in the third quarter 2016. Earnings per share and adjusted earnings per share were both negatively impacted by hurricane Harvey by $0.07 per diluted share. Excluding the impact of hurricane Harvey, the decrease in 2017 was primarily related to income from discontinued operations of $0.20 per diluted share in 2016, partially offset by earnings growth of our Lithium and Advanced Materials and Bromine Specialties segments. Third quarter 2017 adjusted EBITDA increased by $21.1 million, or 11.2%, compared to the prior year. Third quarter 2017 adjusted net income from continuing operations was $120.6 million, or $1.08 per diluted share, compared to $102.7 million, or $0.91 per diluted share, for third quarter 2016, an increase of 18.7%. See notes to the condensed consolidated financial information for further details. The Company reported net sales of $754.9 million in third quarter 2017, up 15.4% from net sales of $654.0 million in the third quarter of 2016, driven by the favorable impact of higher sales volumes and pricing impacts of our Lithium and Advanced Materials and Bromine segments and favorable currency exchange impacts.

For the nine-month period ended September 30, 2017, earnings were $273.2 million, or $2.43 per diluted share, compared to $41.6 million, or $0.37 per diluted share for the nine-month period ended September 30, 2016. Earnings per share and adjusted earnings per share were both negatively impacted by hurricane Harvey by $0.07 per diluted share. Excluding the impact of hurricane Harvey, the increase in 2017 was primarily driven by a loss from discontinued operations of $3.16 per diluted share in 2016, as well as earnings growth in our Lithium and Advanced Materials and Bromine Specialties segments. For the nine-month period ended September 30, 2017, adjusted EBITDA was $639.7 million, up 12.1% compared to $570.8 million for the same period in 2016. For the nine-month period ended September 30, 2017, adjusted net income from continuing operations was $366.0 million, or $3.26 per diluted share, compared to $315.0 million, or $2.78 per diluted share, for the same period in 2016, an increase of 17.3%. See notes to the condensed consolidated financial information for further details. The Company reported net sales for the nine-month period ended September 30, 2017 of $2.21 billion, up 11.8% from net sales of $1.98 billion, driven by the favorable impact of higher sales volumes in each of our three reportable segments and pricing impacts of our Lithium and Advanced Materials segment, partially offset by the impact of the divestiture of the minerals-based flame retardants and specialty chemicals business and unfavorable currency exchange impacts.

Quarterly Segment Results

Lithium and Advanced Materials reported net sales of $343.6 million in the third quarter of 2017, an increase of 42.9% from third quarter 2016 net sales of $240.4 million. The $103.1 million increase in net sales as compared to prior year was primarily due to favorable pricing impacts, increased sales volumes and $1.6 million of favorable currency exchange impacts. Adjusted EBITDA for Lithium and Advanced Materials was $130.2 million, an increase of 42.0% from third quarter 2016 results of $91.7 million. The $38.5 million increase in adjusted EBITDA as compared to the prior year was primarily due to favorable pricing impacts and increased sales volumes, partially offset by Lithium growth spending, a $3.9 million negative impact from hurricane Harvey on Performance Catalyst Solutions (“PCS”) and $0.2 million of unfavorable currency exchange impacts.

Bromine Specialties reported net sales of $212.9 million in the third quarter of 2017, an increase of 9.5% from third quarter 2016 net sales of $194.5 million. The $18.4 million increase in net sales as compared to the prior year was primarily due to increased sales volumes related to flame retardants and favorable pricing impacts. Adjusted EBITDA for Bromine Specialties was $63.9 million, an increase of 23.4% from third quarter 2016 results of $51.8 million. The $12.1 million increase in adjusted EBITDA as compared to the prior year was primarily due to higher volume and favorable pricing impacts, partially offset by higher selling, general and administrative costs and a $2.7 million negative impact from hurricane Harvey.

Refining Solutions reported net sales of $170.3 million in the third quarter of 2017, a decrease of 10.6% from net sales of $190.5 million in the third quarter of 2016. The $20.2 million decrease in net sales as compared to the prior year was primarily due to lower sales volumes and unfavorable pricing impacts due to customer and product mix, partially offset by $1.4 million of favorable currency exchange impacts. Adjusted EBITDA for Refining Solutions was $43.1 million in the third quarter of 2017, a decrease of 33.6% from third quarter 2016 results of $65.0 million. The $21.8 million decrease in adjusted EBITDA as compared to the prior year was primarily due to unfavorable volume and mix impacts, as well as a $4.8 million negative impact from hurricane Harvey.

All Other net sales were $28.0 million in the third quarter of 2017, a decrease of 0.9% from net sales of $28.3 million in the third quarter of 2016. The $0.3 million decrease in net sales as compared to the prior year was primarily due to lower sales volumes partially offset by favorable pricing for the fine chemistry services business. All Other adjusted EBITDA was $0.3 million in the third quarter of 2017, a decrease of 94.4% from third quarter 2016 results of $5.5 million. The $5.2 million decrease in adjusted EBITDA as compared to the prior year was primarily due to a $2.9 million gain in the fair value of our investment in private equity securities for the three-month period ended September 30, 2016 and the impact of the divestiture of $1.3 million. Excluding these items, adjusted EBITDA decreased $1.0 million due to lower volume and slightly higher costs in the fine chemistry services business.

Corporate Results

Corporate adjusted EBITDA was a loss of $28.2 million in the third quarter of 2017 compared to a loss of $25.6 million in the third quarter of 2016. The decrease in Corporate adjusted EBITDA was primarily due to $2.1 million of unfavorable currency exchange impacts.

Income Taxes

Our effective income tax rates for the third quarter of 2017 and 2016 of 14.3% and 11.1%, respectively, are influenced by non-recurring, other unusual and non-operating pension and OPEB items (see notes to the condensed consolidated financial information). Our adjusted effective income tax rates, which exclude non-recurring, other unusual and non-operating pension and OPEB items, were 17.0% and 18.2% for the third quarter of 2017 and 2016, respectively, and continue to be influenced by the level and geographic mix of income. The increase in the effective tax rate in the third quarter of 2017 compared to 2016 was impacted by a variety of factors, primarily stemming from the discrete tax benefit in 2016 related to accrual to return adjustments of $6.1 million driven mainly by adjustments to our Chilean entity. Our effective income tax rates for the nine months ended September 30, 2017 and 2016 were 17.6% and 13.8%, respectively, and our adjusted effective income tax rates for the nine months ended September 30, 2017 and 2016 were 19.5% and 18.5%, respectively. The effective tax rate in 2016 was driven down by a variety of factors, primarily low tax gains from the sale of the minerals-based flame retardant business.

Cash Flow

Our cash from operations was approximately $74.8 million for the nine months ended September 30, 2017, down $379.3 million versus the same period in 2016 primarily due to changes in working capital, including the payment of approximately $255 million in taxes related to the sale of the Chemetall Surface Treatment business in 2017. We had $1.05 billion in cash and cash equivalents at September 30, 2017, as compared to $2.27 billion at December 31, 2016. During the first nine months of 2017, cash on hand, cash provided by operations and net borrowings funded $753.2 million of debt repayments, primarily related to the senior notes, $187.5 million of capital expenditures for plant, machinery and equipment, dividends to shareholders of $105.2 million and a $250.0 million accelerated share repurchase program. As a result of the program, we received and retired approximately 2.3 million shares of our common stock in the second quarter of 2017.

Earnings Call

The Company’s performance for the third quarter ended September 30, 2017 will be discussed on a conference call at 9:00 AM Eastern time on November 9, 2017. The call can be accessed by dialing 888-713-4199 (International Dial-In # 617-213-4861), and entering conference ID 31692592. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 4,500 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory proceedings, claims or litigation; the occurrence of cybersecurity breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$754,866	$654,010	$2,214,187	$1,980,548
Cost of goods sold(a)(b)	479,077	415,038	1,411,216	1,250,938
Gross profit	275,789	238,972	802,971	729,610
Selling, general and administrative expenses(a)(b)	105,582	86,302	329,269	254,988
Research and development expenses(b)	21,763	21,012	63,423	61,384
Gain on sales of businesses, net(b)	—	—	—	(122,298)
Acquisition and integration related costs(b)	—	6,749	—	44,337
Operating profit	148,444	124,909	410,279	491,199
Interest and financing expenses(b)	(15,792)	(15,946)	(98,895)	(46,860)
Other (expenses) income, net(b)	(3,008)	2,990	(6,512)	740
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	129,644	111,953	304,872	445,079
Income tax expense(b)	18,495	12,394	53,596	61,535
Income from continuing operations before equity in net income of unconsolidated investments	111,149	99,559	251,276	383,544
Equity in net income of unconsolidated investments (net of tax)	19,044	14,953	55,263	44,790
Net income from continuing operations	130,193	114,512	306,539	428,334
Income (loss) from discontinued operations (net of tax)(c)	—	23,185	—	(357,843)
Net income	130,193	137,697	306,539	70,491
Net income attributable to noncontrolling interests	(11,523)	(9,477)	(33,323)	(28,906)
Net income attributable to Albemarle Corporation	$118,670	$128,220	$273,216	$41,585
Basic earnings (loss) per share:
Continuing operations	$1.07	$0.93	$2.46	$3.56
Discontinued operations	—	0.21	—	(3.19)
	$1.07	$1.14	$2.46	$0.37
Diluted earnings (loss) per share:
Continuing operations	$1.06	$0.93	$2.43	$3.53
Discontinued operations	—	0.20	—	(3.16)
	$1.06	$1.13	$2.43	$0.37
Weighted-average common shares outstanding – basic	110,476	112,429	111,049	112,343
Weighted-average common shares outstanding – diluted	111,975	113,448	112,456	113,131

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$1,045,339	$2,269,756
Other current assets	1,281,985	1,036,862
Total current assets	2,327,324	3,306,618
Property, plant and equipment	4,167,065	3,910,522
Less accumulated depreciation and amortization	1,682,780	1,550,382
Net property, plant and equipment	2,484,285	2,360,140
Other assets and intangibles	2,711,691	2,494,449
Total assets	$7,523,300	$8,161,207
LIABILITIES AND EQUITY
Current portion of long-term debt	$382,358	$247,544
Other current liabilities	720,659	892,559
Total current liabilities	1,103,017	1,140,103
Long-term debt	1,407,171	2,121,718
Other noncurrent liabilities	559,506	544,043
Deferred income taxes	414,034	412,739
Albemarle Corporation shareholders’ equity	3,898,819	3,795,062
Noncontrolling interests	140,753	147,542
Total liabilities and equity	$7,523,300	$8,161,207

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash and cash equivalents at beginning of year	$2,269,756	$213,734
Cash and cash equivalents at end of period	$1,045,339	$233,599
Sources of cash and cash equivalents:
Net income	$306,539	$70,491
Cash proceeds from divestitures, net	6,857	310,599
Proceeds from borrowings of long-term debt	27,000	—
Other borrowings, net	79,203	—
Dividends received from unconsolidated investments and nonmarketable securities	11,900	34,982
Proceeds from exercise of stock options	7,011	6,779
Uses of cash and cash equivalents:
Working capital changes	(398,913)	(79,684)
Capital expenditures	(187,519)	(141,301)
Acquisitions, net of cash acquired	(45,406)	—
Cash payments related to acquisitions and other	—	(81,988)
Repayments of long-term debt	(753,209)	(382,730)
Repurchases of common stock	(250,000)	—
Repayments of other borrowings, net	—	(9,026)
Pension and postretirement contributions	(9,607)	(13,649)
Dividends paid to shareholders	(105,205)	(101,061)
Fees related to early extinguishment of debt	(46,959)	—
Dividends paid to noncontrolling interests	(27,791)	(23,873)
Non-cash and other items:
Depreciation and amortization	144,087	176,499
Gain on sales of businesses, net	—	(122,298)
Gain on acquisition	(6,025)	—
Pension and postretirement expense	67	7,911
Loss on early extinguishment of debt	52,801	—
Deferred income taxes	4,677	404,728
Equity in net income of unconsolidated investments (net of tax)	(55,263)	(46,224)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales:
Lithium and Advanced Materials	$343,557	$240,424	$945,791	$689,950
Bromine Specialties	212,923	194,496	636,059	597,912
Refining Solutions	170,275	190,453	539,904	539,044
All Other	28,021	28,272	91,144	150,987
Corporate	90	365	1,289	2,655
Total net sales	$754,866	$654,010	$2,214,187	$1,980,548

Adjusted EBITDA:
Lithium and Advanced Materials	$130,218	$91,719	$382,789	$260,861
Bromine Specialties	63,936	51,807	194,499	179,977
Refining Solutions	43,120	64,960	142,777	181,620
All Other	306	5,470	7,906	14,810
Corporate(a)	(28,197)	(25,627)	(88,271)	(66,435)
Total adjusted EBITDA	$209,383	$188,329	$639,700	$570,833

Lithium and Advanced Materials - details by product category:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales:
Lithium	$269,238	$166,406	$729,288	$460,679
PCS	74,319	74,018	216,503	229,271
Total Lithium and Advanced Materials	$343,557	$240,424	$945,791	$689,950

Adjusted EBITDA:
Lithium	$112,944	$68,637	$327,996	$196,617
PCS	17,274	23,082	54,793	64,244
Total Lithium and Advanced Materials	$130,218	$91,719	$382,789	$260,861

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of MTM actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Cost of goods sold:
Interest cost and expected return on assets, net	$(0.1)	$(0.2)	$(0.4)	$(0.5)
Total	$(0.1)	$(0.2)	$(0.4)	$(0.5)

Selling, general and administrative expenses:
Interest cost and expected return on assets, net	$(0.9)	$(0.1)	$(2.7)	$(0.3)
Total	$(0.9)	$(0.1)	$(2.7)	$(0.3)

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items from continuing operations and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Utilization of inventory markup(1)	$—	$—	$0.16	$—
Write-off of research and development fixed assets(2)	—	0.01	—	0.01
Restructuring and other, net(3)	—	—	0.11	—
Acquisition and integration related costs(4)	0.02	0.03	0.18	0.26
Gain on sales of businesses, net(5)	—	—	—	(1.02)
Gain on sales of properties, net(6)	—	(0.01)	—	(0.01)
Gain on acquisition(7)	0.01	—	(0.05)	—
Loss on extinguishment of debt(8)	—	—	0.34	—
Multiemployer plan shortfall contributions(9)	0.01	—	0.04	—
Other(10)	(0.01)	—	0.04	—
Discrete tax items(11)	(0.01)	(0.05)	0.02	0.01
Total non-recurring and other unusual items	$0.02	$(0.02)	$0.84	$(0.75)

(1)
In connection with the acquisition of the lithium hydroxide and lithium carbonate conversion business of Jiangxi Jiangli New Materials Science and Technology Co. Ltd. (“Jiangli New Materials”), the Company valued inventory purchased from Jiangli New Materials at fair value, which resulted in a markup of the underlying net book value of the inventory totaling approximately $23.1 million. The inventory markup was expensed over the estimated remaining selling period. For the three and nine months ended September 30, 2017, $0.6 million and $23.1 million ($0.2 million and $17.8 million after income taxes, or less than $0.01 and $0.16 per share), respectively, was included in Cost of goods sold related to the utilization of the inventory markup.

(2)
Included in Research and development expenses for the three and nine months ended September 30, 2016 is a loss of $1.4 million ($0.6 million after income taxes, or $0.01 per share) resulting from the write-off of research and development fixed assets in China.

(3)
The nine months ended September 30, 2017 included restructuring costs in each of our reportable segments at several locations, primarily at our Lithium site in Germany. These restructuring costs are included in the consolidated statements of income as follows (in millions):

Nine Months Ended
September 30, 2017
Restructuring and other costs:
Cost of goods sold	$2.9
Selling, general and administrative expenses	8.4
Research and development expenses	5.8
Total	$17.1
Total restructuring and other costs, after income taxes	$13.0
Total restructuring and other costs, per diluted share	$0.11

(4)
Acquisition and integration related costs for the three and nine months ended September 30, 2017 primarily resulted from the acquisition of Jiangli New Materials. For the three and nine months ended September 30, 2016, acquisition and integration related costs of $6.3 million and $42.4 million, respectively, related to integration costs resulting from the acquisition of Rockwood, and $0.4 million and $1.9 million, respectively, were in connection with other significant projects. Acquisition and integration related costs are included in the consolidated statements of income as follows (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Acquisition and integration related costs:
Cost of goods sold	$1.8	$—	$12.5	$—
Selling, general and administrative expenses	3.8	—	13.9	—
Acquisition and integration related costs	—	6.7	—	44.3
Total	$5.6	$6.7	$26.4	$44.3
Total acquisition and integration related costs, after income taxes	$2.6	$3.1	$20.1	$29.5
Total acquisition and integration related costs, per diluted share	$0.02	$0.03	$0.18	$0.26

(5)
Included in Gain on sales of businesses, net, for the nine months ended September 30, 2016 is $11.5 million ($11.3 million after income taxes, or $0.10 per share) related to the sale of the metal sulfides business and $112.3 million ($105.8 million after income taxes, or $0.93 per share) related to the sale of the minerals-based flame retardants and specialty chemicals businesses. In addition, Gain on sales of businesses, net, for the nine months ended September 30, 2016 includes a loss of $1.5 million, or $0.01 per share, on the sale of our wafer reclaim business.

(6)
Included in Other (expenses) income, net for the three and nine months ended September 30, 2016 is a net gain of $0.9 million ($0.4 million after income taxes, or $0.01 per share) on the sales of properties.

(7)
Included in Other (expenses) income, net, for the nine months ended September 30, 2017 is a gain of $6.0 million ($5.4 million after income taxes, or $0.05 per share) related to the acquisition of the remaining 50% interest in the Sales de Magnesio Ltda. joint venture in Chile. During the three months ended September 30, 2017 we adjusted this gain to reduce it by $1.4 million ($0.6 million after income taxes, or $0.01 per share). The gain was calculated based on the difference between the purchase price and the book value of the investment.

(8)
Included in Interest and financing expenses for the nine months ended September 30, 2017 is a loss on early extinguishment of debt of $52.8 million ($38.1 million after income taxes, or $0.34 per share) related to the tender premiums, fees, unamortized discounts and unamortized deferred financings costs from the redemption of the 3.00% Senior notes, €307.0 million of the 1.875% Senior notes and $174.7 million of the 4.50% Senior notes.

(9)
Included in Selling, general and administrative expenses for the nine months ended September 30, 2017 is $2.0 million ($1.4 million after income taxes, or $0.01 per share) for increased capital reserve contributions to a multiemployer plan, which is subject to a financial improvement plan. In addition, for the three and nine months ended September 30, 2017, capital reserve contributions for this multiemployer plan of $1.6 million and $4.6 million ($0.6 million and $2.8 million after income taxes, or $0.01 and $0.03 per share), respectively, included in Other (expenses) income, net, have been made to indemnify previously divested businesses.

(10)	Other adjustments for the three months ended September 30, 2017 included amounts recorded in:

•	Cost of goods sold - $1.3 million reversal of deferred income related to an abandoned project at an unconsolidated investment.

•
Other (expenses) income, net - $1.1 million related to a reversal of a liability associated with the previous disposal of a property, partially offset by the revision of tax indemnification expenses of $0.7 million primarily related to the filing of tax returns for a previously disposed business.

After income taxes, these net gains totaled $1.1 million, or $0.01 per share.

Other adjustments for the nine months ended September 30, 2017 included amounts recorded in:

•	Cost of goods sold - $1.3 million reversal of deferred income related to an abandoned project at an unconsolidated investment.

•	Selling, general and administrative expenses - $1.0 million related to a reversal of an accrual recorded as part of purchase accounting from a previous acquisition.

•
Other (expenses) income, net - $3.2 million of asset retirement obligation charges related to the revision of an estimate at a site formerly owned by Albemarle, a loss of $2.1 million associated with the previous disposal of a business, final settlement claims associated with the previous disposal of a business of $2.0 million and the revision of tax indemnification expenses of $1.9 million primarily related to the filing of tax returns and a competent authority agreement for a previously disposed business, partially offset by a reversal of a liability associated with the previous disposal of a property of $1.1 million.

After income taxes, these net charges totaled $4.5 million, or $0.04 per share.

(11)
Included in Income tax expense for the three and nine months ended September 30, 2017 are discrete net tax (benefits) expenses of ($0.4) million, or ($0.01) per share, and $2.7 million, or $0.02 per share, respectively. The net benefit for the three months is primarily related to a $2.2 million benefit from the excess tax benefits realized from stock-based compensation arrangements, and $1.0 million from the release of valuation allowances due to a foreign restructure plan, partially offset by expenses from accrual to return and rate changes of $2.8 million. The net expense for the nine months is primarily related to foreign rate changes of $14.8 million and accrual to return adjustments of $7.9 million, partially offset by a $10.8 million benefit from the release of valuation allowances due to a foreign restructuring plan, $2.3 million from release of unrecognized tax benefits, and $6.9 million benefit from excess tax benefits realized from stock-based compensation arrangements. Included in Income tax expense for the three months ended September 30, 2016 are benefits of $5.5 million, or $0.05 per share respectively, related mainly to foreign provision to return adjustments. Included in Income tax expense for the nine months ended September 30, 2016 are expense items of $1.6 million, or $0.01 per share respectively, related mainly to a change in the Company’s assertion over book and tax basis differences of a foreign entity, changes in valuation allowances necessary because of the announced divestiture of the Chemetall Surface Treatment business, and decreased by foreign tax rate changes and provision to return adjustments.

(c) On June 17, 2016, the Company entered into a definitive agreement to sell the Chemetall Surface Treatment business to BASF SE. On December 14, 2016, the Company closed the sale of this business for cash proceeds of approximately $3.1 billion, net of purchase price adjustments. Income (loss) from discontinued operations (net of tax) in the consolidated statements of income for the nine months ended September 30, 2016 includes a discrete non-cash charge of $381.5 million due to a change in the Company’s assertion over book and tax basis differences related to a U.S. entity being sold, as well as a discrete non-cash charge of

$29.8 million related to a change in the Company’s assertion over reinvestment of foreign undistributed earnings.

(d)	Totals may not add due to rounding.

Additional Information

It should be noted that adjusted net income from continuing operations, adjusted diluted earnings per share attributable to Albemarle Corporation, adjusted diluted earnings per share from continuing operations, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see the following pages for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP. The Company does not provide a reconciliation of forward looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income from continuing operations, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before discontinued operations, interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income attributable to Albemarle Corporation	$118,670	$128,220	$273,216	$41,585
Add back:
(Income) loss from discontinued operations (net of tax)	—	(23,185)	—	357,843
Earnings from continuing operations	118,670	105,035	273,216	399,428
Add back:
Non-operating pension and OPEB items from continuing operations (net of tax)	(694)	(154)	(2,093)	(260)
Non-recurring and other unusual items from continuing operations (net of tax)	2,575	(2,170)	94,918	(84,218)
Adjusted net income from continuing operations	$120,551	$102,711	$366,041	$314,950

Adjusted diluted earnings per share from continuing operations	$1.08	$0.91	$3.26	$2.78

Weighted-average common shares outstanding – diluted	111,975	113,448	112,456	113,131

Net income attributable to Albemarle Corporation	$118,670	$128,220	$273,216	$41,585
Add back:
(Income) loss from discontinued operations (net of tax)	—	(23,185)	—	357,843
Interest and financing expenses	15,792	15,946	98,895	46,860
Income tax expense	18,495	12,394	53,596	61,535
Depreciation and amortization	49,895	47,974	144,087	141,288
EBITDA	202,852	181,349	569,794	649,111
Non-operating pension and OPEB items	(1,028)	(231)	(3,144)	(779)
Non-recurring and other unusual items (excluding items associated with interest expense)	7,559	7,211	73,050	(77,499)
Adjusted EBITDA	$209,383	$188,329	$639,700	$570,833

Net sales	$754,866	$654,010	$2,214,187	$1,980,548
EBITDA margin	26.9%	27.7%	25.7%	32.8%
Adjusted EBITDA margin	27.7%	28.8%	28.9%	28.8%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Lithium and Advanced Materials	Bromine Specialties	Refining Solutions	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$103,199	$53,760	$34,392	$191,351	$(1,776)	$(70,905)	$118,670	15.7%
Depreciation and amortization	26,136	10,176	9,978	46,290	2,082	1,523	49,895	6.6%
Non-recurring and other unusual items	883	—	(1,250)	(367)	—	7,926	7,559	1.0%
Interest and financing expenses	—	—	—	—	—	15,792	15,792	2.1%
Income tax expense	—	—	—	—	—	18,495	18,495	2.4%
Non-operating pension and OPEB items	—	—	—	—	—	(1,028)	(1,028)	(0.1)%
Adjusted EBITDA	$130,218	$63,936	$43,120	$237,274	$306	$(28,197)	$209,383	27.7%

Three months ended September 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$66,166	$41,621	$55,981	$163,768	$3,806	$(39,354)	$128,220	19.6%
Depreciation and amortization	25,553	10,186	8,979	44,718	1,664	1,592	47,974	7.3%
Non-recurring and other unusual items	—	—	—	—	—	7,211	7,211	1.1%
Interest and financing expenses	—	—	—	—	—	15,946	15,946	2.4%
Income tax expense	—	—	—	—	—	12,394	12,394	1.9%
Income from discontinued operations (net of tax)	—	—	—	—	—	(23,185)	(23,185)	(3.5)%
Non-operating pension and OPEB items	—	—	—	—	—	(231)	(231)	—%
Adjusted EBITDA	$91,719	$51,807	$64,960	$208,486	$5,470	$(25,627)	$188,329	28.8%

Nine months ended September 30, 2017:
Net income (loss) attributable to Albemarle Corporation	$292,655	$164,193	$115,329	$572,177	$1,622	$(300,583)	$273,216	12.3%
Depreciation and amortization	74,157	30,306	28,698	133,161	6,284	4,642	144,087	6.5%
Non-recurring and other unusual items (excluding items associated with interest expense)	15,977	—	(1,250)	14,727	—	58,323	73,050	3.3%
Interest and financing expenses	—	—	—	—	—	98,895	98,895	4.5%
Income tax expense	—	—	—	—	—	53,596	53,596	2.4%
Non-operating pension and OPEB items	—	—	—	—	—	(3,144)	(3,144)	(0.1)%
Adjusted EBITDA	$382,789	$194,499	$142,777	$720,065	$7,906	$(88,271)	$639,700	28.9%

Nine months ended September 30, 2016:
Net income (loss) attributable to Albemarle Corporation	$186,373	$150,221	$154,767	$491,361	$133,012	$(582,788)	$41,585	2.1%
Depreciation and amortization	74,488	29,756	26,853	131,097	5,629	4,562	141,288	7.1%
Non-recurring and other unusual items	—	—	—	—	(123,831)	46,332	(77,499)	(3.9)%
Interest and financing expenses	—	—	—	—	—	46,860	46,860	2.4%
Income tax expense	—	—	—	—	—	61,535	61,535	3.1%
Loss from discontinued operations (net of tax)	—	—	—	—	—	357,843	357,843	18.1%
Non-operating pension and OPEB items	—	—	—	—	—	(779)	(779)	—%
Adjusted EBITDA	$260,861	$179,977	$181,620	$622,458	$14,810	$(66,435)	$570,833	28.8%

	Lithium	PCS	Total Lithium and Advanced Materials
Three months ended September 30, 2017:
Net income attributable to Albemarle Corporation	$89,745	$13,454	$103,199
Depreciation and amortization	22,316	3,820	26,136
Non-recurring and other unusual items	883	—	883
Adjusted EBITDA	$112,944	$17,274	$130,218

Three months ended September 30, 2016:
Net income attributable to Albemarle Corporation	$46,848	$19,318	$66,166
Depreciation and amortization	21,789	3,764	25,553
Adjusted EBITDA	$68,637	$23,082	$91,719

Nine months ended September 30, 2017:
Net income attributable to Albemarle Corporation	$249,178	$43,477	$292,655
Depreciation and amortization	62,841	11,316	74,157
Non-recurring and other unusual items	15,977	—	15,977
Adjusted EBITDA	$327,996	$54,793	$382,789

Nine months ended September 30, 2016:
Net income attributable to Albemarle Corporation	$133,323	$53,050	$186,373
Depreciation and amortization	63,294	11,194	74,488
Adjusted EBITDA	$196,617	$64,244	$260,861

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Income from continuing operations before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2017:
As reported	$129,644	$18,495	14.3%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	6,531	4,650
As adjusted	$136,175	$23,145	17.0%

Three months ended September 30, 2016:
As reported	$111,953	$12,394	11.1%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	6,980	9,304
As adjusted	$118,933	$21,698	18.2%

Nine months ended September 30, 2017:
As reported	$304,872	$53,596	17.6%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	122,707	29,882
As adjusted	$427,579	$83,478	19.5%

Nine months ended September 30, 2016:
As reported	$445,079	$61,535	13.8%
Non-recurring, other unusual and non-operating pension and OPEB items from continuing operations	(78,278)	6,200
As adjusted	$366,801	$67,735	18.5%